No. 812-15512

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

THIRD AMENDED AND RESTATED APPLICATION FOR AN ORDER PURSUANT
TO SECTIONS 17(D) AND 57(I) OF THE INVESTMENT COMPANY ACT OF 1940
AND RULE 17D-1 UNDER THE ACT TO PERMIT CERTAIN JOINT TRANSACTIONS
OTHERWISE PROHIBITED BY SECTIONS 17(D) AND 57(A)(4) OF THE ACT AND
RULE 17D-1 UNDER THE ACT

Eagle Point Credit Company Inc.; Eagle Point Income Company Inc.; Eagle Point Institutional Income Fund; Eagle Point Enhanced Income Trust; Eagle Point Credit Company Sub II (US) LLC; Eagle Point Credit Company Sub (Cayman) Ltd.; Eagle Point Credit Company Sub II (Cayman) Ltd.; Eagle Point Income Company Sub (US) LLC; Eagle Point Income Company Sub II (Cayman) Ltd.; EPIIF Sub (Cayman) Ltd.; EPIIF Sub II (Cayman) Ltd.; Eagle Point Credit Management LLC; Eagle Point Income Management LLC; Eagle Point Credit Partners LP; Eagle Point Credit Partners Sub LLC; Eagle Point Credit Partners Sub (US) LLC; Eagle Point Credit Partners Sub III Ltd.; Eagle Point Credit Partners Sub IV Ltd; Eagle Point CLO Equity Fund I LLC; Eagle Point CLO Equity Fund I Sub LLC; Eagle Point CLO Equity Fund I Cayman Sub Ltd.; Eagle Point Core Income Fund LP; Eagle Point Core Sub LLC; Eagle Point Core Sub (US) LLC; Eagle Point Defensive Income Trust; Eagle Point Defensive Income Management LLC; Eagle Point Defensive Income Fund US LP; EP DIF Delaware I LLC; Eagle Point Defensive Income Fund Non-US LP; EP DIF Cayman I LP; EP DIF Cayman I Sub (US) LLC; EP DIF Cayman I Sub II (US) LLC; EP DIF Cayman I Sub III (US) LLC; Eagle Point Defensive Income Fund II US LP; EP DIF Delaware II LLC; EP DIF Delaware III LLC; Eagle Point Defensive Income Fund II EP LP; Eagle Point Defensive Income Fund III US LP; Eagle Point Defensive Income Fund III EP LP; Eagle Point Defensive Income Fund II Non-US LP; Eagle Point Defensive Income Fund III Non-US LP; EP DIF Cayman II LP; EP DIF Cayman III LP; EP DIF Cayman II Sub III (US) LLC; EP DIF US Cayman I Ltd.; Eagle Point Defensive Income Fund II Non-US Sub (US) LLC; Eagle Point Defensive Income Fund II Non-US Sub II (US) LLC; Eagle Point Defensive Income Fund NJ LP; Eagle Point Defensive Income M LP; Eagle Point Defensive Income M Sub US LLC; Eagle Point Defensive Income M Sub II (US) LLC; Eagle Point Defensive Income M Sub III US LLC; Eagle Point Defensive Income Partners LP; Eagle Point Defensive Income Partners Sub (US) LLC; Eagle Point Defensive Income Partners Sub II US LLC; Eagle Point Enhanced Income Management LLC; Eagle Point Enhanced Income Investor Sub (US) LLC; Eagle Point Enhanced Income Investor Sub (Cayman) Ltd.; Eagle Point Enhanced Income Sub I Cayman LLC; Eagle Point Enhanced Income Sub II Cayman LLC; Eagle Point Enhanced Income Trust Sub II Cayman LLC; Eagle Point Enhanced Income Trust Sub II (US) LLC; Eagle Point Enhanced Income Fund LP; Eagle Point Enhanced Income Sub (US) LLC; Eagle Point Enhanced Income Sub II (US) LLC; Eagle Point SRT Co-Invest I LP; EP CLO Opportunities Fund I LP; FVEP, LLC; Prism I US LLC

600 Steamboat Road, Suite 202

Greenwich, CT 06830

(203) 340-8500

All Communications, Notices and Orders to:

Nauman S. Malik, Esq.

c/o Eagle Point Credit Management LLC

600 Steamboat Road, Suite 202

Greenwich, CT 06830

Copies to:

Thomas J. Friedmann, Esq.

Philip Hinkle, Esq.

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA 02110

Page 1 of 66 sequentially numbered pages (including exhibits).

As filed with the Securities and Exchange Commission on February 3, 2025

I.            INTRODUCTION

A.            Requested Relief

Eagle Point Credit Company Inc. and its related entities, identified in Section I.B. below, hereby request an order (the “Order”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “Act”)1 and Rule 17d-1 thereunder2 authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act.

In particular, the relief requested in this third amended and restated application for an Order (the “Application”) would allow one or more Regulated Funds (including one or more BDC Downstream Funds) and/or one or more Affiliated Funds (each as defined below) to participate in the same investment opportunities through a proposed co-investment program where such participation would otherwise be prohibited under Sections 17(d) or 57(a)(4) and the rules under the Act. All existing entities that currently intend to rely on the Order have been named as Applicants (defined below) and any existing or future entities that may rely on the Order in the future will comply with the terms and conditions set forth in this Application (the “Conditions”).3

The Order would supersede an exemptive order issued by the Commission on March 17, 2015 (the “Prior Order”)4 that was granted pursuant to Section 17(d) and Rule 17d-1 under the Act, with the result that no person will continue to rely on the Prior Order if the Order is granted.

B.            Applicants Seeking Relief

Each of the following entities is an applicant seeking relief pursuant to the proposed Order (collectively, the “Applicants”):

•	Eagle Point Credit Company Inc. (“ECC”), a Delaware corporation and an externally managed, non-diversified closed-end management investment company registered under the Act;

•	Eagle Point Income Company Inc. (“EIC”), a Delaware corporation and an externally managed, diversified closed-end management investment company registered under the Act;

•	Eagle Point Institutional Income Fund (“EPIIF”), a Delaware statutory trust and an externally managed, non-diversified closed-end management investment company registered under the Act;

[1]	Unless otherwise indicated, all section references herein are to the Act.
[2]	Unless otherwise indicated, all rule references herein are to rules under the Act.
[3]	No Regulated Fund or Affiliated Fund that relies on this Order will rely on any other order of the Commission authorizing co-investment transactions pursuant to Sections 17(d) and 57(i) of the Act and no entity that relies on another such order of the Commission will rely on this Order.
[4]	See Eagle Point Credit Company Inc., et al. (File No. 812-14330) Investment Company Act Rel. Nos. 31457 (February 18, 2015) (notice) and 31507 (March 17, 2015) (order).

•	Eagle Point Enhanced Income Trust (“EPEIT”), a Delaware statutory trust and an externally managed, non-diversified closed-end management investment company registered under the Act;

•	Eagle Point Defensive Income Trust (“EPDIT” together with ECC, EIC, EPIIF and EPEIT, the “Existing Regulated Funds”), a Delaware statutory trust and an externally managed, non-diversified closed-end management investment company registered under the Act;

•	Eagle Point Credit Company Sub (Cayman) Ltd. (“ECC Sub Cayman”), a Cayman Islands exempted company and wholly-owned subsidiary of ECC;

•	Eagle Point Credit Company Sub II (Cayman) Ltd. (“ECC Sub II Cayman”), a Cayman Islands exempted company and wholly-owned subsidiary of ECC;

•	Eagle Point Credit Company Sub II (US) LLC (“ECC Sub II”), a Delaware limited liability company and wholly-owned subsidiary of ECC;

•	Eagle Point Income Company Sub II (Cayman) Ltd. (“EIC Sub Cayman”), a Cayman Islands exempted company and wholly-owned subsidiary of EIC;

•	Eagle Point Income Company Sub (US) LLC (“EIC Sub”), a Delaware limited liability company and wholly-owned subsidiary of EIC;

•	EPIIF Sub (Cayman) Ltd. (“EPIIF Sub Cayman”), a Cayman Islands exempted company and wholly-owned subsidiary of EPIIF;

•	EPIIF Sub II (Cayman) Ltd. (“EPIIF Sub II Cayman”), a Cayman Islands exempted company and wholly-owned subsidiary of EPIIF;

•	Eagle Point Enhanced Income Investor Sub (Cayman) Ltd. (“EPEIT Sub Cayman”), a Cayman Islands exempted company and wholly-owned subsidiary of EPEIT;

•	Eagle Point Enhanced Income Investor Sub (US) LLC (“EPEIT Sub”), a Delaware limited liability company and wholly-owned subsidiary of EPEIT;

•	Eagle Point Enhanced Income Trust Sub II Cayman LLC (“EPEIT Sub II Cayman”), a Cayman Islands exempted company and wholly-owned subsidiary of EPEIT;

•	Eagle Point Credit Management LLC (“EPCM”), a Delaware limited liability company that serves as the investment adviser to ECC, EPIIF and certain of the Existing Affiliated Funds (as defined below), on behalf of itself and its successors;[5]

•	Eagle Point Income Management LLC (“EPIM”), a Delaware limited liability company that serves as the investment adviser to EIC on behalf of itself and its successors;

•	Eagle Point Enhanced Income Management LLC (“EPEIM”), a Delaware limited liability company that serves as the investment adviser to EPEIT on behalf of itself and its successors;

[5]	The term “successor,” as applied to each of the Existing Advisers (as defined below) means an entity which results from reorganization into another jurisdiction or change in the type of business structure.

•	Eagle Point Defensive Income Management LLC (“EPDIM” and together with EPCM, EPIM and EPEIM, the “Existing Advisers”), a Delaware limited liability company that serves as the investment adviser to EPDIT on behalf of itself and its successors;

•	The investment vehicles identified in Schedule A hereto, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act (together, the “Existing Affiliated Funds”); and

•	The account identified in Schedule B hereto that the Advisers use to hold various financial assets in a principal capacity (the “Existing Proprietary Account” and together with any Future Proprietary Accounts (as defined below), the Proprietary Accounts (as defined below)).

Applicants do not seek relief for transactions that would be permitted under other regulatory or interpretive guidance, including, for example, transactions effected consistent with Commission staff no-action positions.6

C.            Defined Terms

“Adviser” means the Existing Advisers and any Future Adviser (defined below).

“Affiliated Fund”7 means the Existing Affiliated Funds, the Existing Proprietary Account, any Future Affiliated Funds (as defined below), and any Future Proprietary Accounts (as defined below). No Existing Affiliated Fund is a BDC Downstream Fund.

“BDC” means a business development company under the Act.8

“BDC Downstream Fund” means, with respect to any Regulated Fund that is a BDC, an entity (i) that the BDC directly or indirectly controls, (ii) that is not controlled by any person other than the BDC (except a person that indirectly controls the entity solely because it controls the BDC), (iii) that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the Act, (iv) whose investment adviser (and sub-adviser(s), if any) is an Adviser, (v) that is not a Wholly-Owned Investment Sub (as defined below), and (vi) that intends to participate in the Co-Investment Program.

“Board” means (i) with respect to a Regulated Fund other than a BDC Downstream Fund, the board of directors (or the equivalent) of the Regulated Fund and (ii) with respect to a BDC Downstream Fund, the Independent Party of the BDC Downstream Fund.

[6]	See the JT No-Action Letters (as defined below).
[7]	Affiliated Funds may include funds that are ultimately structured as collateralized loan obligation funds (“CLOs”). Such CLOs would be investment companies but for the exception provided in Section 3(c)(7) of the Act or their ability to rely on Rule 3a-7 of the Act. During the investment period of a CLO, the CLO may engage in certain transactions customary in CLO formations with another Affiliated Fund on a secondary basis at fair market value. For purposes of the Order, any securities that were acquired by an Affiliated Fund in a particular Co-Investment Transaction that are then transferred in such customary transactions to an Affiliated Fund that is or will become a CLO (an “Affiliated Fund CLO”) will be treated as if the Affiliated Fund CLO acquired such securities in the Co-Investment Transaction. For the avoidance of doubt, any such transfer from an Affiliated Fund to an Affiliated Fund CLO will be treated as a Disposition and completed pursuant to terms and conditions of the Application, though Applicants note that the Regulated Funds would be prohibited from participating in such Disposition by Section 17(a)(2) or Section 57(a)(2) of the Act, as applicable. The participation by any Affiliated Fund CLO in any such Co-Investment Transaction will remain subject to the Order.
[8]	Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Section 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Adviser to such Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies (defined below). If no Board-Established Criteria are in effect, then the Regulated Fund’s Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum EBITDA of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Adviser to the Regulated Fund may from time to time recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent Directors (defined below). The Independent Directors of a Regulated Fund may at any time rescind, suspend or qualify their approval of any Board-Established Criteria, though the Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the Advisers, the Regulated Funds, the Affiliated Funds and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

“Co-Investment Program” means the proposed co-investment program that would permit one or more Regulated Funds and/or one or more Affiliated Funds to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 57(a)(4) and Rule 17d–1 by (a) co-investing with each other in securities issued by issuers in private placement transactions in which an Adviser negotiates terms in addition to price;9 and (b) making Follow-On Investments (as defined below).

“Co-Investment Transaction” means any transaction in which a Regulated Fund (or its Wholly-Owned Investment Sub) participated together with one or more Affiliated Funds and/or one or more other Regulated Funds in reliance on the Order.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible Directors” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act (treating any registered investment company or series thereof as a BDC for this purpose).

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

[9]	The term “private placement transactions” means transactions in which the offer and sale of securities by the issuer are exempt from registration under the Securities Act of 1933 (the “Securities Act”).

“Future Adviser” means any future investment adviser that (i) controls, is controlled by, or is under common control with an Existing Adviser, (ii) (a) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); or (b) is a relying adviser of an investment adviser that is registered under the Advisers Act and that controls, is controlled by, or is under common control with, an Existing Adviser, and (iii) is not a Regulated Fund or a subsidiary of a Regulated Fund.

“Future Affiliated Fund” means any entity (a) whose investment adviser (and sub-adviser(s), if any) is an Adviser, (b) that either (x) would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act or (y) relies on Rule 3a-7 under the Act, (c) that intends to participate in the Co-Investment Program and (d) that is not a BDC Downstream Fund.

“Future Proprietary Accounts” means any account of an Adviser or its affiliates or any company that is a direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates, that is formed in the future that, from time to time, will hold various financial assets in a principal capacity.

“Future Regulated Fund” means any closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC, (b) whose investment adviser (and sub-adviser(s), if any) is an Adviser, and (c) that intends to participate in the Co-Investment Program.

“Independent Director” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent Director of a Regulated Fund (including any non-interested member of an Independent Party) will have a financial interest in any Co-Investment Transaction, other than indirectly through share ownership in one of the Regulated Funds.

“Independent Party” means, with respect to a BDC Downstream Fund, (i) if the BDC Downstream Fund has a board of directors (or the equivalent), the board or (ii) if the BDC Downstream Fund does not have a board of directors (or the equivalent), a transaction committee or advisory committee of the BDC Downstream Fund.

“JT No-Action Letters” means SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

“Objectives and Strategies” means (i) with respect to any Regulated Fund other than a BDC Downstream Fund, its investment objectives and strategies, as described in its most current registration statement on Form 10 or N-2, other current filings with the Commission under the Securities Act or under the Securities Exchange Act of 1934, as amended, and its most current report to stockholders, and (ii) with respect to any BDC Downstream Fund, those investment objectives and strategies described in its disclosure documents (including private placement memoranda and reports to equity holders) and organizational documents (including operating agreements).

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds that were acquired prior to participating in any Co-Investment Transaction:

(i)            in transactions in which the only term negotiated by or on behalf of such funds was price in reliance on one of the JT No-Action Letters; or

(ii)            in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Proprietary Accounts” means, collectively, the Existing Proprietary Account and Future Proprietary Accounts.

“Regulated Funds” means the Existing Regulated Funds, the Future Regulated Funds and the BDC Downstream Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.10

“SBIC Subsidiary” means a Wholly-Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended, (the “SBA Act”) as a small business investment company (an “SBIC”).

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

(i)            it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

(ii)            it is not subject to restrictive agreements with the issuer or other security holders; and

(iii)            it trades with sufficient volume and liquidity (findings as to which are documented by the Advisers to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by Section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

[10]	In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a board of directors (or the equivalent), the members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a transaction committee or advisory committee, the committee members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o) and as if the committee members were directors of the fund.

“Wholly-Owned Investment Sub” means an entity (i) that is a wholly-owned subsidiary11 of a Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, directly or indirectly, 95% or more of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments on behalf of such Regulated Fund (and, in the case of an SBIC Subsidiary, maintain a license under the SBA Act and issue debentures guaranteed by the SBA); (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions to this Application; and (iv) (A) that would be an investment company but for Section 3(c)(1), 3(c)(5)(C), or 3(c)(7) of the Act, or (B) that qualifies as a real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code (“Code”) because substantially all of its assets would consist of real properties.

II.            APPLICANTS

A.            The Existing Regulated Funds

ECC is an externally managed, non-diversified closed-end management investment company registered under the Act. ECC has elected to be treated, and intends to operate so as to qualify annually, as a regulated investment company (“RIC”) under subchapter M of the Code, for federal income tax purposes. ECC’s outstanding shares of common stock are listed on the New York Stock Exchange (“NYSE”). ECC is managed by EPCM pursuant to an investment advisory agreement. ECC’s primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. ECC invests primarily in equity and junior debt tranches of CLOs that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors.

EIC is an externally managed, diversified closed-end management investment company registered under the Act. EIC has elected to be treated, and intends to operate so as to qualify annually, as a RIC under subchapter M of the Code, for federal income tax purposes. EIC’s outstanding shares of common stock are listed on NYSE. EIC is managed by EPIM pursuant to an investment advisory agreement. EIC’s primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. EIC invests primarily in junior debt tranches of CLOs that are collateralized by a portfolio consisting primarily of below investment grade U.S. senior secured loans with a large number of distinct underlying borrowers across various industry sectors.

EPIIF is an externally managed, non-diversified closed-end management investment company registered under the Act. EPIIF has elected to be treated, and intends to operate so as to qualify annually, as a RIC under subchapter M of the Code, for federal income tax purposes. EPIIF is managed by EPCM pursuant to an investment advisory agreement. EPIIF provides periodic liquidity with respect to its Shares through periodic repurchase offers pursuant to Rule 13e-4 under the Exchange Act. EPIIF’s primary investment objective is to generate high current income, with a secondary objective to generate capital appreciation. EPIIF invests primarily in equity and junior debt tranches of collateralized loan obligations that are collateralized by a portfolio consisting primarily of U.S. first lien, floating rate senior secured loans with a large number of distinct underlying borrowers across various industry sectors and ratings that are below investment grade.

[11]	A “wholly-owned subsidiary” of a person is as defined in Section 2(a)(43) of the Act and means a company 95% or more of the outstanding voting securities of which are owned by such person.

EPEIT is an externally managed, non-diversified closed-end management investment company registered under the Act. EPEIT has elected to be treated, and intends to operate so as to qualify annually, as a RIC under subchapter M of the Code, for federal income tax purposes. EPEIT is managed by EPEIM pursuant to an investment advisory agreement. EPEIT is structured as an interval fund pursuant to Rule 23c-3 under the Act. EPEIT’s primary investment objective is to generate high current income, with a secondary objective to generate capital gains. EPEIT invests in a broad range of income-oriented assets, including portfolio debt securities, strategic credit investments, and equity and junior debt tranches of collateralized loan obligations. EPEIT’s allocation to the foregoing categories of investments will vary over time.

EPDIT is an externally managed, non-diversified closed-end management investment company registered under the Act. EPDIT has elected to be treated, and intends to operate so as to qualify annually, as a RIC under subchapter M of the Code, for federal income tax purposes. EPDIT is managed by EPDIM pursuant to an investment advisory agreement. EPDIT is structured as an interval fund pursuant to Rule 23c-3 under the Act. EPDIT’s primary investment objective is to generate high current income, with a secondary objective to generate capital gains. EPDIT invests primarily in portfolio debt securities, which are debt and preferred equity securities issued by funds and investment vehicles primarily to finance a portion of their underlying investment portfolios. EPDIM generally expects a majority of portfolio debt securities in which the Fund invests to be backed by portfolios of U.S.-based credit-related assets under current market conditions.

The business and affairs of each Regulated Fund will be managed under the direction of a board, each of which currently consists of six members, four of whom are Independent Directors. No Independent Director of a Regulated Fund, as the case may be, will have any financial interest in any Co-Investment Transaction, including a Follow-on Investment, or any interest in any portfolio company, other than indirectly through share ownership (if any) in the Regulated Fund of which they are a board member.

B.            Existing Affiliated Funds

All Existing Affiliated Funds are investment vehicles, each of which is a separate and distinct legal entity and would be an investment company but for Section 3(c)(1) or 3(c)(7) of the Act. A list setting out the Existing Affiliated Funds is included on Schedule A hereto.

C.            EPCM, EPIM, EPEIM and EPDIM

EPCM is organized as a limited liability company under the laws of the state of Delaware. EPCM is registered with the Commission under the Advisers Act and serves as the investment adviser to ECC and EPIIF and each of the Existing Affiliated Funds. EPCM is indirectly wholly owned (through certain intermediate holding companies) by Eagle Point Holdings LP (“EP Holdings”). EP Holdings is primarily owned by certain of the “Trident Funds,” which are a series of private equity funds12 managed by Stone Point Capital LLC (“Stone Point”). Thomas P. Majewski, the founder and managing partner of EPCM, and certain other senior employees of EPCM also hold minority equity interests in EP Holdings. Eagle Point Holdings GP LLC (“EP Holdings GP”) serves as the general partner to EP Holdings. EPCM is ultimately governed through intermediary holding companies by the board of managers of EP Holdings GP, which includes Mr. Majewski and certain principals of Stone Point (the “EP Board of Managers”).

[12]	As disclosed in Form ADV, such funds include Trident IX, L.P. and Trident IX, Parallel Fund, L.P.

EPIM is organized as a limited liability company under the laws of the state of Delaware. EPIM is registered with the Commission under the Advisers Act and serves as the investment adviser to EIC. EPIM is wholly owned by EP Ventures LLC (“EP Ventures”). EP Ventures is primarily owned by EPCM Holdings LLC (“EPCM Holdings”), which is the managing member of and has management and control of EP Ventures. Similar to EPCM, EPCM Holdings is indirectly wholly-owned by EP Holdings and ultimately governed through intermediary holding companies by the EP Board of Managers. EPCM provides investment professionals and other resources under a personnel and resources agreement to EPIM.

EPEIM is organized as a limited liability company under the laws of the state of Delaware. EPEIM is registered with the Commission under the Advisers Act and serves as the investment adviser to EPEIT. EPEIM is wholly owned by EP Enhanced Ventures LLC, which is primarily owned by EPCM Holdings, EP Holdings and EP Holdings GP. Similar to EPCM and EPIM, EPEIM is ultimately governed through intermediary holding companies by the EP Board of Managers. EPCM provides investment professionals and other resources under a personnel and resources agreement to EPEIM.

EPDIM is organized as a limited liability company under the laws of the state of Delaware. EPDIM is registered with the Commission under the Advisers Act and serves as the investment adviser to EPDIT. EPDIM is wholly owned by EP Enhanced Ventures LLC, which is primarily owned by EPCM Holdings, EP Holdings and EP Holdings GP. Similar to EPCM, EPIM and EPEIM, EPDIM is ultimately governed through intermediary holding companies by the EP Board of Managers. EPCM provides investment professionals and other resources under a personnel and resources agreement to EPDIM.

D.	ECC Sub Cayman, ECC Sub II Cayman, ECC Sub II, EIC Sub Cayman, EIC Sub, EPIIF Sub Cayman, EPIIF Sub II Cayman, EPEIT Sub Cayman, EPEIT Sub and EPEIT Sub II Cayman

ECC Sub Cayman, ECC Sub II Cayman and ECC Sub II are each a Wholly-Owned Investment Sub of ECC, EIC Sub Cayman and EIC Sub are each a Wholly-Owned Investment Sub of EIC and EPIIF Sub Cayman and EPIIF Sub II Cayman are each a Wholly-Owned Investment Sub of EPIIF. EPEIT Sub Cayman, EPEIT Sub and EPEIT Sub II Cayman are each a Wholly-Owned Investment Sub of EPEIT.

E.            Existing Proprietary Account

The Existing Proprietary Account, identified in Schedule B hereto, is an account used by the Advisers to hold various financial assets in a principal capacity.

Each Proprietary Account will be subject to oversight by an Adviser. As a result, an Adviser will ensure compliance by each Proprietary Account with the conditions of the Application in the same manner in which the Adviser will ensure compliance by each Affiliated Fund.

III.            ORDER REQUESTED

The Applicants respectfully request an Order of the Commission under Sections 17(d) and 57(i) of the Act and Rule 17d-1 thereunder to permit, subject to the terms and Conditions set forth below in this Application, a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other.

The Regulated Funds and the Affiliated Funds seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of Section 17(d) or Section 57(a)(4) and the Rules under the Act. This Application seeks relief in order to (i) enable the Regulated Funds and Affiliated Funds to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.

In Section A.1 below, the Applicants first discuss the overall investment process that would apply to initial investments under the Order as well as subsequent transactions with issuers. In Sections A.3 and A.4 below, the Applicants discuss additional procedures that apply to Follow-On Investments and Dispositions, including the onboarding process that applies when initial investments were made without relying on the Order.

A.            Overview

The Existing Advisers are specialized asset managers that focus in credit-oriented investment strategies. The three members of the Existing Advisers’ senior investment team collectively have around 60 years of industry experience. EPCM currently manages ECC and EPIIF, each of the Existing Affiliated Funds, and numerous separately managed accounts, pursuant to a variety of credit-oriented investment mandates. EPIM currently manages EIC and focuses on investing in collateralized loan obligations. EPEIM currently manages EPEIT and focuses on investing in portfolio debt securities, collateralized loan obligations, and certain other credit-related investments. EPDIM currently manages EPDIT and focuses on investing in portfolio debt securities. As of December 31, 2023, the Existing Advisers had over $9.1 billion of assets under management (inclusive of undrawn capital commitments) in aggregate. Each Existing Adviser is registered as an investment adviser with the Commission. Each Existing Adviser manages the assets entrusted to it by its clients in accordance with its fiduciary duty to those clients and, in the case of ECC, EIC, EPIIF, EPEIT, EPDIT and the Future Regulated Funds, the Act.

The Existing Advisers identify numerous private placement opportunities each year on behalf of their clients, and must determine how to allocate those opportunities in a manner that, over time, is fair and equitable to all of their clients, and without violating the prohibitions on joint transactions included in Rule 17d-1 and Section 57(a)(4) of the Act. Such investment opportunities may necessitate or otherwise benefit from multiple clients investing jointly. In those cases, the Existing Advisers may not include a Regulated Fund in the allocation if another Regulated Fund and/or any Affiliated Fund is participating, absent exemptive relief from the Commission. Once invested in a security, the Regulated Funds and Affiliated Funds often have the opportunity to either complete an additional investment in the same issuer or exit the investment in a transaction that may be a joint transaction. Currently, if a Regulated Fund and one or more Affiliated Funds are invested in an issuer such funds may not participate in a Follow-On Investment or exit the investment if the terms of the transaction would be a prohibited joint transaction (unless it is executed in compliance with the Prior Order).

As a result, the Regulated Funds and Affiliated Funds are limited in the types of transactions in which they can participate with each other, and in the absence of the requested relief the Regulated Funds would be required to forego certain transactions that would be beneficial to investors in the Regulated Funds. Thus, the Applicants are seeking the relief requested by the Application for certain initial investments, Follow-On Investments, and Dispositions as described below.

The Applicants discuss the need for the requested relief in greater detail in Section III.C. below. The Applicants represent that the Existing Advisers have established rigorous processes for ensuring compliance with the Order and for allocating initial investment opportunities, opportunities for subsequent investments in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and the Affiliated Funds and (ii) comply with the Conditions contained in the Order.

1.            The Investment Process

The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

(a).            Identification and Consideration of Investment Opportunities

The Advisers are organized and managed such that investment committees (or designated individuals or portfolio managers in lieu of investment committees, as applicable) (collectively, “Investment Committees”)13 conduct investment review processes and approve specific investment decisions.

Opportunities for Potential Co-Investment Transactions may arise when the investment advisory personnel of an Adviser become aware of investment opportunities that may be appropriate for one or more Regulated Funds and/or one or more Affiliated Funds. If the requested Order is granted, the Advisers will establish, maintain, and implement policies and procedures reasonably designed to ensure that, when such opportunities arise, the Advisers to the relevant Regulated Funds are promptly notified and receive the same information about the opportunity as any other Advisers considering the opportunity for their clients. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the relevant Investment Committee responsible for that Regulated Fund receive sufficient information to allow such the Regulated Fund’s Adviser to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).14 In addition, the policies and procedures will specify the individuals or roles responsible for carrying out the policies and procedures, including ensuring that the Advisers receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Adviser to each applicable Regulated Fund, working through the applicable Investment Committee, will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

The Applicants represent that, if the requested Order is granted, the investment advisory personnel of the Advisers to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board-Established Criteria of each Regulated Fund. The Applicants assert that the Advisers’ allocation policies and procedures are structured so that the relevant investment advisory personnel of the Advisers to each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of such Regulated Fund and that the Advisers will undertake to perform these duties regardless of whether the Advisers serve as investment adviser or sub-adviser to such Regulated Fund or Affiliated Funds.

[13]	Investment Committees responsible for an area of investment may include investment professionals and senior management from among one or more of the Advisers.
[14]	Representatives from each Adviser to a Regulated Fund are members of each applicable Investment Committee or otherwise entitled to participate in each meeting of any Investment Committee that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that an Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant Investment Committee’s meetings. The allocation memorandum for each Potential Co-Investment Transaction will document the recommendations by the Investment Committee.

(b).            Order Placement and Allocation

General. If the Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will, working through the applicable Investment Committee(s), formulate a recommendation regarding the proposed order amount for the Regulated Fund. In doing so, the Adviser and the applicable Investment Committee(s) may consider such factors, among others, as investment guidelines, issuer, industry and geographical concentration, availability of cash and other opportunities for which cash is needed, tax considerations, leverage covenants, regulatory constraints (such as requirements under the Act), investment horizon, potential liquidity needs, and the Regulated Fund’s risk concentration policies.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Adviser, through its Investment Committee, recommends participating in a Potential Co-Investment Transaction, the applicable Investment Committee will approve the investment(s) and the investment amount(s). Prior to the External Submission (as defined below), each proposed order or investment amount may be reviewed and adjusted, in accordance with the applicable Adviser’s written allocation policies and procedures.15 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order”. The final Internal Order with respect to any Regulated Fund will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in Section III.A.1.c. below.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.16 If, subsequent to such External Submission, the size of the opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Funds’ consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the Advisers will establish, implement and maintain; provided that, if the size of the opportunity is decreased such that the aggregate of the original Internal Orders would exceed the amount of the remaining investment opportunity, then upon submitting any revised order amount to the Board of a Regulated Fund for approval, the Adviser to the Regulated Fund will also notify the Board promptly of the amount that the Regulated Fund would receive if the remaining investment opportunity were allocated pro rata on the basis of the size of the original Internal Orders. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. The Applicants represent that the Advisers’ allocation review process is a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the Advisers are following their allocation policies. The entire allocation process is monitored and reviewed by the Advisers’ compliance team, led by the chief compliance officer, and approved by the Board of each Regulated Fund as it applies to such Regulated Fund.

[15]	The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of each Adviser.
[16]	The Advisers will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. Each applicable Adviser will provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.

(c).            Approval of Potential Co-Investment Transactions

A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds and/or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

In the case of a BDC Downstream Fund with an Independent Party consisting of a transaction committee or advisory committee, the individuals on the committee would possess experience and training comparable to that of the directors of the parent Regulated Fund and sufficient to permit them to make informed decisions on behalf of the applicable BDC Downstream Fund. The use of Independent Parties for BDC Downstream Funds results in a standard of approval that the Applicants believe is equally as stringent as the standard of approval that a board of directors would apply. Most importantly, the Applicants represent that the Independent Parties of the BDC Downstream Funds would be bound (by law or by contract) by fiduciary duties comparable to those applicable to the directors of the parent Regulated Fund, including a duty to act in the best interests of their respective funds when approving transactions. These duties would apply in the case of all Potential Co-Investment Transactions, including transactions that could present a conflict of interest.

Further, the Applicants believe that the existence of differing routes of approval between the BDC Downstream Funds and other Regulated Funds would not result in the Applicants investing through the BDC Downstream Funds in order to avoid obtaining the approval of a Regulated Fund’s Board. Each Regulated Fund and BDC Downstream Fund has its own Objectives and Strategies and may have its own Board-Established Criteria, the implementation of which depends on the specific circumstances of the entity’s portfolio at the time an investment opportunity is presented. As noted above, consistent with its duty to its BDC Downstream Funds, the Independent Party must reach a conclusion on whether or not an investment is in the best interest of its relevant BDC Downstream Funds. An investment made solely to avoid an approval requirement at the Regulated Fund level should not be viewed as in the best interest of the entity in question and, thus, would not be approved by the Independent Party.

A Regulated Fund may participate in Pro Rata Dispositions (defined below) and Pro Rata Follow-On Investments (defined below) without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2.            Delayed Settlement

All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

3.            Permitted Follow-On Investments and Approval of Follow-On Investments

From time to time the Regulated Funds and Affiliated Funds may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Funds previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Funds and in accordance with the proposed procedures discussed above and with the Conditions of the Order. The Order, if granted, would permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer.

The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated Funds hold Pre-Boarding Investments and have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

(a).            Standard Review Follow-Ons

A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate,17 immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Directors in accordance with Condition 8(c).

[17]	See note 35, below.

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

The Applicants believe that these Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

(b).            Enhanced Review Follow-Ons

One or more Regulated Funds and/or one or more Affiliated Funds holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds and Affiliated Funds may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated Funds need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4.            Dispositions

The Regulated Funds and Affiliated Funds may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Funds and in accordance with procedures set forth in the proposed Conditions to the Order and discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and Affiliated Funds holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.4.b. below, and governed by Condition 7.

(a).            Standard Review Dispositions

A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c)(ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;18 and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Directors.

In the case of a Tradable Security, approval of the required majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;19 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

(b).            Enhanced Review Dispositions

One or more Regulated Funds and one or more Affiliated Funds that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated Funds need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.20 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

[18]	See note 33, below.
[19]	In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.
[20]	However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Directors must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.

5.            Use of Wholly-Owned Investment Subs

A Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. The Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the applicable parent Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

Applicants note that an entity could not be both a Wholly-Owned Investment Sub and a BDC Downstream Fund because, in the former case, the Board of the parent Regulated Fund makes any determinations regarding the subsidiary’s investments while, in the latter case, the Independent Party makes such determinations.

B.            Applicable Law

1.            Section 17(d) and Section 57(a)(4)

Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC, in contravention of rules as prescribed by the Commission. In particular, Section 57(a)(4) applies to:

•	Any director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

•	Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);[21] or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

Pursuant to the foregoing application of Section 57(a)(4), BDC Downstream Funds on the one hand and other Regulated Funds and Affiliated Funds on the other, may not co-invest absent an exemptive order because the BDC Downstream Funds are controlled by a BDC and the Affiliated Funds and other Regulated Funds are included in Section 57(b).

[21]	Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a BDC, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9) a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.22

2.            Rule 17d-1

Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

The Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.23 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)…is to prevent…injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”24 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”25

[22]	See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question…”).
[23]	See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.
[24]	Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
[25]	H. Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.

Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C.            Need for Relief

Co-Investment Transactions are prohibited by either or both of Rule 17d-1 and Section 57(a)(4) without a prior exemptive order of the Commission, to the extent that the Affiliated Funds and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1 and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-à-vis each participating Regulated Fund.

Each of the participating Regulated Funds and Affiliated Funds may be deemed to be affiliated persons vis-à-vis a Regulated Fund within the meaning of Section 2(a)(3) by reason of common control because (i) EPCM serves as the investment adviser to, and may be deemed to control, each of the Existing Affiliated Funds; and an Adviser to Affiliated Funds will be the investment adviser (and sub-adviser(s), if any) to, and may be deemed to control, any Future Affiliated Fund; (ii) EPCM serves as the investment adviser to, and may be deemed to control ECC and EPIIF, EPIM serves as the investment adviser to, and may be deemed to control EIC, EPEIM serves as the investment adviser to, and may be deemed to control EPEIT, and EPDIM serves as the investment adviser to, and may be deemed to control EPDIT; and an Adviser to Regulated Funds will be the investment adviser (and sub-adviser(s), if any) to, and may be deemed to control, any Future Regulated Fund; (iii) each Wholly-Owned Investment Sub and BDC Downstream Fund will be deemed to be controlled by its Regulated Fund parent and/or its Regulated Fund parent’s investment adviser; and (iv) the Advisers to Affiliated Funds and the Advisers to Regulated Funds are under common control. Thus, each of the Affiliated Funds could be deemed to be a person related to the Regulated Funds, including any BDC Downstream Fund, in a manner described by Section 57(b) and an affiliated person to the other Regulated Funds in a manner described by Rule 17d-1; and therefore the prohibitions of Rule 17d-1 and Section 57(a)(4) would apply respectively to prohibit the Affiliated Funds from participating in Co-Investment Transactions with the Regulated Funds. Each Regulated Fund could also be related to or an affiliated person of each other Regulated Fund in a manner described by Section 57(b) or Rule 17d-1, as applicable, and thus prohibited from participating in Co-Investment Transactions with each other.

In addition, because the Proprietary Accounts are controlled by an Adviser and, therefore, may be under common control with ECC, EIC, EPIIF, EPEIT, EPDIT, EPCM, EPIM, EPEIM, EPDIM, and any Future Regulated Funds, the Proprietary Accounts could be deemed to be persons related to the Regulated Funds (or a company controlled by the Regulated Funds) in a manner described by Section 17(d) or Section 57(b) and also prohibited from participating in the Co-Investment Program.

Further, because the BDC Downstream Funds and Wholly-Owned Investment Subs are or will be controlled by the Regulated Funds, the BDC Downstream Funds and Wholly-Owned Investment Subs are subject to Section 57(a)(4) (or Section 17(d) in the case of Wholly-Owned Investment Subs controlled by Regulated Funds that are registered under the Act), and thus also subject to the provisions of Rule 17d-1, and therefore would be prohibited from participating in Co-Investment Transactions without the Order.

D.            Precedents

The Commission has issued numerous exemptive orders under the Act permitting registered investment companies and BDCs to co-invest with affiliated persons.26 Although the various precedents involved somewhat different formulae, the Commission has accepted, as a basis for relief from the prohibitions on joint transactions, use of allocation and approval procedures to protect the interests of investors in the BDCs and registered investment companies. The relief requested in this Application with respect to Follow-On Investments is consistent with the temporary relief granted by the Commission on April 8, 2020.27 The Applicants submit that the allocation procedures set forth in the Conditions for relief are consistent with and expand the range of investor protections found in the orders we cite.

The Commission also has issued orders extending co-investment relief to proprietary accounts.28

[26]

See, e.g., Thirdline Real Estate Income Fund, et al. (File No. 812-15540) Investment Company Act Rel. Nos. 35424 (December 18, 2024) (notice) and 35449 (January 14, 2025) (order); MidCap Financial Investment Corporation, et al. (File No. 812-15538) Investment Company Act Rel. Nos. 35423 (December 18, 2024) (notice) and 35448 (January 14, 2025) (order); Morgan Stanley Direct Lending Fund, et al. (File No. 812-15543) Investment Company Act Rel. Nos. 35425 (December 19, 2024) (notice) and 35446 (January 14, 2025) (order); Willow Tree Capital Corporation, et al. (File No. 812-15536) Investment Company Act Rel. Nos. 35397 (November 21, 2024) (notice) and 35422 (December 17, 2024) (order); Franklin Lexington Private Markets Fund, et al. (File No. 812-15564) Investment Company Act Rel. Nos. 35378 (November 7, 2024) (notice) and 35406 (December 3, 2024) (order); 5C Lending Partners Corp., et al. (File No. 812-15518) Investment Company Act Rel. Nos. 35359 (October 15, 2024) (notice) and 35391 (November 18, 2024) (order); AGL Private Income Fund, et al. (File No. 812-15550) Investment Company Act Rel. Nos. 35363 (October 21, 2024) (notice) and 35389 (November 18, 2024) (order); FS Credit Opportunities Corp., et al. (File No. 812-15507) Investment Company Act Rel. Nos. 35348A (October 21, 2024) (notice) and 35383 (November 13, 2024) (order); AFA Private Credit Fund, et al. (File No. 812-15563) Investment Company Act Rel. Nos. 35362 (October 17, 2024) (notice) and 35380 (November 12, 2024) (order); White Oak Secured Asset Lending Fund, Inc. (File No. 812-15433) Investment Company Act Rel. Nos. 35354 (October 8, 2024) (notice) and 35375 (November 4, 2024) (order); Franklin BSP Capital Corporation, et al. (File No. 812-15499) Investment Company Act Rel. Nos. 35313 (September 4, 2024) (notice) and 35349 (October 3, 2024) (order); Great Elm Capital Corp., et al. (File No. 812-15498) Investment Company Act Rel. Nos. 35315 (September 6, 2024) (notice) and 35347 (October 2, 2024) (order); CION Grosvenor Infrastructure Fund, et al. (File No. 812-15523) Investment Company Act Rel. Nos. 35310 (August 30, 2024) and 35334 (September 25, 2024); Felicitas Private Markets Fund, et al. (File No. 812-15451) Investment Company Act Rel. Nos. 35292 (August 8, 2024) and 35314 (September 5, 2024).

[27]

BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted January 5, 2021 and further extension granted April 22, 2021); Stellus Capital Investment Corporation, et. al. (File No. 812-15255) Release No. IC-34556 (April 11, 2022) (notice), Release No. IC-34579 (May 9, 2022) (order); BlackRock Capital Investment Corporation, et al. (File No. 812-15259) Release No. IC-34535 (March 18, 2022) (notice), Release No. IC-34558 (April 14, 2022) (order).

[28]	See, e.g., Thirdline Real Estate Income Fund, et al. (File No. 812-15540) Investment Company Act Rel. Nos. 35424 (December 18, 2024) (notice) and 35449 (January 14, 2025) (order); MidCap Financial Investment Corporation, et al. (File No. 812-15538) Investment Company Act Rel. Nos. 35423 (December 18, 2024) (notice) and 35448 (January 14, 2025) (order); Morgan Stanley Direct Lending Fund, et al. (File No. 812-15543) Investment Company Act Rel. Nos. 35425 (December 19, 2024) (notice) and 35446 (January 14, 2025) (order); Willow Tree Capital Corporation, et al. (File No. 812-15536) Investment Company Act Rel. Nos. 35397 (November 21, 2024) (notice) and 35422 (December 17, 2024) (order); Franklin Lexington Private Markets Fund, et al. (File No. 812-15564) Investment Company Act Rel. Nos. 35378 (November 7, 2024) (notice) and 35406 (December 3, 2024) (order); 5C Lending Partners Corp., et al. (File No. 812-15518) Investment Company Act Rel. Nos. 35359 (October 15, 2024) (notice) and 35391 (November 18, 2024) (order); AGL Private Income Fund, et al. (File No. 812-15550) Investment Company Act Rel. Nos. 35363 (October 21, 2024) (notice) and 35389 (November 18, 2024) (order); FS Credit Opportunities Corp., et al. (File No. 812-15507) Investment Company Act Rel. Nos. 35348A (October 21, 2024) (notice) and 35383 (November 13, 2024) (order); AFA Private Credit Fund, et al. (File No. 812-15563) Investment Company Act Rel. Nos. 35362 (October 17, 2024) (notice) and 35380 (November 12, 2024) (order); White Oak Secured Asset Lending Fund, Inc. (File No. 812-15433) Investment Company Act Rel. Nos. 35354 (October 8, 2024) (notice) and 35375 (November 4, 2024) (order); Great Elm Capital Corp., et al. (File No. 812-15498) Investment Company Act Rel. Nos. 35315 (September 6, 2024) (notice) and 35347 (October 2, 2024) (order); CION Grosvenor Infrastructure Fund, et al. (File No. 812-15523) Investment Company Act Rel. Nos. 35310 (August 30, 2024) and 35334 (September 25, 2024); Felicitas Private Markets Fund, et al. (File No. 812-15451) Investment Company Act Rel. Nos. 35292 (August 8, 2024) and 35314 (September 5, 2024); Fidus Investment Corporation, et al. (File No. 812-15496) Investment Company Act Rel. Nos. 35289 (August 2, 2024) and 35309 (August 29, 2024).

IV.            STATEMENT IN SUPPORT OF RELIEF REQUESTED

In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. The Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the Advisers.

A.            Potential Benefits

In the absence of the relief sought hereby, in many circumstances the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board, including the Required Majority, of each Regulated Fund has determined that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.

B.            Protective Representations and Conditions

The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

The Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. The Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

The Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated Funds (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15; provided however, that Condition 15 will not apply to a Regulated Fund during any time which the Holders in the aggregate own 100% of the Shares of such Regulated Fund.

In sum, the Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, the Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.

V.            CONDITIONS

The Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1.             Identification and Referral of Potential Co-Investment Transactions

(a).          The Advisers29 will establish, maintain and implement policies and procedures reasonably designed to ensure that each Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Adviser manages.

(b).         When an Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

[29]	Any Affiliated Fund that is not advised by an Adviser is itself deemed to be an Adviser for the purposes of Condition 1(a).

2.             Board Approvals of Co-Investment Transactions

(a).         If the Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, the Adviser will then determine an appropriate level of investment for the Regulated Fund.

(b).         If the aggregate amount recommended by the Advisers to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above. Each Adviser to a participating Regulated Fund will promptly notify and provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.

(c).         After making the determinations required in Condition 1(b) above, each Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and each participating Affiliated Fund) to the Eligible Directors of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

(i)            the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its equity holders and do not involve overreaching in respect of the Regulated Fund or its equity holders on the part of any person concerned;

(ii)            the transaction is consistent with:

(A)            the interests of the Regulated Fund’s equity holders; and

(B)            the Regulated Fund’s then-current Objectives and Strategies;

(iii)          the investment by any other Regulated Fund(s) or Affiliated Fund(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s) or Affiliated Fund(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A)            the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as: (x) the date on which the commitment of the Affiliated Funds and Regulated Funds is made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B)            any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible Directors will have the right to ratify the selection of such director or board observer, if any; (y) the Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

(iv)          the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect30 financial benefit to the Advisers, any other Regulated Fund, the Affiliated Funds or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

3.             Right to Decline

Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

4.             General Limitation

Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,31 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.

5.             Same Terms and Conditions.

A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund and Affiliated Fund and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.

[30]	For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.
[31]	This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.

6.             Standard Review Dispositions

(a).         General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then:

(i)            the Adviser to such Regulated Fund or Affiliated Fund32 will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and

(ii)            the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

(b).         Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Funds and any other Regulated Fund.

(c).         No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

(i)            the participation of each Regulated Fund and Affiliated Fund in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;33 (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

(ii)            each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price.

(d).         Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.

[32]	Any Proprietary Account that is not advised by an Adviser is itself deemed to be an Adviser for purposes of Conditions 6(a)(i), 7(a)(i), 8(a)(i) and 9(a)(i).
[33]	In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Disposition.

7.             Enhanced Review Dispositions

(a).         General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i)            the Adviser to such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii)            the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and

(iii)            the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b).         Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:

(i)            the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv); and

(ii)            the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c).         Additional Requirements: The Disposition may only be completed in reliance on the Order if:

(i)            Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Funds and any other Regulated Fund;

(ii)            Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(iii)           Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv)            Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial34 in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v)            No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

8.             Standard Review Follow-Ons

(a).         General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:

(i)            the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii)            the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b).         No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:

(i)            A) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,35 immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

(ii)            it is a Non-Negotiated Follow-On Investment.

[34]	In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

[35]	To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.

(c).         Standard Board Approval. In all other cases, the Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition the Eligible Directors must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.

(d).         Allocation. If, with respect to any such Follow-On Investment:

(i)            the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii)            the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above.

(e).         Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this Application.

9.             Enhanced Review Follow-Ons

(a).         General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i)            the Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii)            the Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii)            the Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b).         Enhanced Board Approval. The Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.

(c).         Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:

(i)            Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(ii)            Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii)           Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv)           No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d).         Allocation. If, with respect to any such Follow-On Investment:

(i)            the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii)            the aggregate amount recommended by the Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above.

(e).         Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this Application.

10.            Board Reporting, Compliance and Annual Re-Approval

(a).         Each Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any of the Affiliated Funds during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the Regulated Fund holds any investments by any Affiliated Fund or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or Affiliated Funds that the Regulated Fund considered but declined to participate in, so that the Independent Directors, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.

(b).         All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

(c).         Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the Application and the procedures established to achieve such compliance. In the case of a BDC Downstream Fund that does not have a chief compliance officer, the chief compliance officer of the BDC that controls the BDC Downstream Fund will prepare the report for the relevant Independent Party.

(d).         The Independent Directors (including the non-interested members of each Independent Party) will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.

11.           Record Keeping

Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).

12.           Director Independence

No Independent Director (including the non-interested members of any Independent Party) of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund.

13.           Expenses

The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the Advisers under their respective advisory agreements with the Regulated Funds and the Affiliated Funds, be shared by the Regulated Funds and the participating Affiliated Funds in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14.           Transaction Fees36

Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Advisers, the Affiliated Funds, the other Regulated Funds or any affiliated person of the Affiliated Funds or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction other than (i) in the case of the Regulated Funds and the Affiliated Funds, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Advisers, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

15.           Independence

If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares in the same percentages as the Regulated Fund’s other shareholders (not including the Holders) when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election; provided however, that this Condition 15 will not apply to a Regulated Fund during any time which the Holders in the aggregate own 100% of the Shares of such Regulated Fund.

VI.          PROCEDURAL MATTERS

A.            Communications

Please address all communications concerning this Application and the Notice and Order to:

Nauman S. Malik, Esq.
Eagle Point Credit Management LLC
600 Steamboat Road, Suite 202
Greenwich, CT 06830

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:

Thomas J. Friedmann, Esq.
Philip Hinkle, Esq.
Dechert LLP
One International Place, 40th Floor
100 Oliver Street
Boston, MA 02110

[36]	The Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

The Applicants desire that the Commission issue an Order pursuant to Rule 0-5 without conducting a hearing.

Pursuant to Rule 0-2, each person executing the Application on behalf of an Applicant says that he or she has duly executed the Application for and on behalf of such Applicant; that he or she is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each deponent to execute and file the Application have been taken.

The verifications required by Rule 0-2(d) and the authorizations required by Rule 0-2(c) are attached hereto as Exhibit A and Exhibit B.

B.            Authorization

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 3rd day of February, 2025.

EAGLE POINT CREDIT COMPANY INC.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT INCOME COMPANY INC.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT INSTITUTIONAL INCOME FUND

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME TRUST

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CREDIT COMPANY SUB II (US) LLC
By: Eagle Point Credit Company Inc., its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT COMPANY SUB (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT COMPANY SUB II (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT INCOME COMPANY SUB (US) LLC
By: Eagle Point Income Company Inc., its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT INCOME COMPANY SUB II (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EPIIF SUB (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EPIIF SUB II (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT MANAGEMENT LLC
By: Eagle Point Parent LLC, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT INCOME MANAGEMENT LLC
By: EP Ventures LLC, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CREDIT PARTNERS LP
By: Eagle Point Credit GP I LP, its general partner
By: Eagle Point Credit GP-GP Ltd., its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT PARTNERS SUB LLC
By: Eagle Point Credit GP I LP, its general partner
By: Eagle Point Credit GP-GP Ltd., its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT PARTNERS SUB (US) LLC
By: Eagle Point Credit Partners LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT PARTNERS SUB III LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT PARTNERS SUB IV LTD

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CLO EQUITY FUND I LLC
By: Eagle Point Credit Management LLC, its manager

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer
EAGLE POINT CLO EQUITY FUND I SUB LLC
By: Eagle Point CLO Equity Fund I LLC, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CLO EQUITY FUND I CAYMAN SUB LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CORE INCOME FUND LP
By: Eagle Point CIF GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CORE SUB LLC
By: Eagle Point Core Income Fund LP, its managing member

By:	/s /Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CORE SUB (US) LLC
By: Eagle Point Core Income Fund LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME TRUST

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME MANAGEMENT LLC
By: EP Defensive Ventures LLC, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND US LP
By: Eagle Point DIF GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF DELAWARE I LLC
By: Eagle Point Defensive Income Fund US LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND NON-US LP
By: Eagle Point DIF GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN I LP
By: Eagle Point DIF GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN I SUB (US) LLC
By: Eagle Point DIF GP I LLC, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN I SUB II (US) LLC
By: EP DIF Cayman I LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN I SUB III (US) LLC
By: EP DIF Cayman I LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND II US LP
By: Eagle Point DIF GP II LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND III US LP
By: Eagle Point DIF GP III LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF DELAWARE II LLC
By: Eagle Point Defensive Income Fund II US LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF DELAWARE III LLC
By: Eagle Point Defensive Income Fund III US LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND II EP LP
By: Eagle Point DIF GP II LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND III EP LP
By: Eagle Point DIF GP III LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND II NON-US LP
By: Eagle Point DIF GP II LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND III NON-US LP
By: Eagle Point DIF GP III LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN II LP
By: Eagle Point DIF GP II LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN III LP
By: Eagle Point DIF GP III LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN II SUB III (US) LLC
By: EP DIF Cayman II LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF US CAYMAN I LTD.
By: Eagle Point Defensive Income Fund US LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND II NON-US SUB (US) LLC
By: Eagle Point DIF GP II LLC, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND II NON-US SUB II (US) LLC
By: EP DIF Cayman II LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND NJ LP
By: Eagle Point DIF GP NJ LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME M LP
By: Eagle Point DIF GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME M SUB US LLC
By: Eagle Point DIF GP I LLC, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME M SUB II (US) LLC
By: Eagle Point Defensive Income M LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME M SUB III US LLC
By: Eagle Point Defensive Income M LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME PARTNERS LP
By: Eagle Point DIP General Partner LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME PARTNERS SUB (US) LLC
By: Eagle Point DIP General Partner LLC, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME PARTNERS SUB II US LLC
By: Eagle Point DIP General Partner LLC, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME MANAGEMENT LLC
By: EP Enhanced Ventures LLC, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME INVESTOR SUB (US) LLC
By: Eagle Point Enhanced Income Trust, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME INVESTOR SUB (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME SUB I CAYMAN LLC
By: Eagle Point Enhanced Income Fund LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT ENHANCED INCOME SUB II CAYMAN LLC
By: Eagle Point Enhanced Income Fund LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT ENHANCED INCOME TRUST SUB II CAYMAN LLC
By: Eagle Point Enhanced Income Trust, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT ENHANCED INCOME TRUST SUB II (US) LLC
By: Eagle Point Enhanced Income Trust, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT ENHANCED INCOME FUND LP
By: Eagle Point EIF General Partner LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME SUB (US) LLC
By: Eagle Point Enhanced Income Fund LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME SUB II (US) LLC
By: Eagle Point Enhanced Income Fund LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT SRT CO-INVEST I LP
By: EP SRT Co-Invest GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP CLO OPPORTUNITIES FUND I LP
By: EP CLO GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

FVEP, LLC
By: Eagle Point Credit Management LLC, its manager

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

PRISM I US LLC
By: Eagle Point Credit Management LLC, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

Schedule A

Below is a list of the Existing Affiliated Funds other than the Existing Proprietary Account. All other Existing Affiliated Funds are advised by EPCM.

Eagle Point Credit Partners LP

Eagle Point Credit Partners Sub LLC

Eagle Point Credit Partners Sub (US) LLC

Eagle Point Credit Partners Sub III Ltd.

Eagle Point Credit Partners Sub IV Ltd

Eagle Point CLO Equity Fund I LLC

Eagle Point CLO Equity Fund I Sub LLC

Eagle Point CLO Equity Fund I Cayman Sub Ltd.

Eagle Point Core Income Fund LP

Eagle Point Core Sub LLC

Eagle Point Core Sub (US) LLC

Eagle Point Defensive Income Fund US LP

EP DIF Delaware I LLC

Eagle Point Defensive Income Fund Non-US LP

EP DIF Cayman I LP

EP DIF Cayman I Sub (US) LLC

EP DIF Cayman I Sub II (US) LLC

EP DIF Cayman I Sub III (US) LLC

Eagle Point Defensive Income Fund II US LP

Eagle Point Defensive Income Fund III US LP

EP DIF Delaware II LLC

EP DIF Delaware III LLC

Eagle Point Defensive Income Fund II EP LP

Eagle Point Defensive Income Fund III EP LP

Eagle Point Defensive Income Fund II Non-US LP

Eagle Point Defensive Income Fund III Non-US LP

EP DIF Cayman II LP

EP DIF Cayman III LP

EP DIF Cayman II Sub III (US) LLC

EP DIF US Cayman I Ltd.

Eagle Point Defensive Income Fund II Non-US Sub (US) LLC

Eagle Point Defensive Income Fund II Non-US Sub II (US) LLC

Eagle Point Defensive Income Fund NJ LP

Eagle Point Defensive Income M LP

Eagle Point Defensive Income M Sub US LLC

Eagle Point Defensive Income M Sub II (US) LLC

Eagle Point Defensive Income M Sub III US LLC

Eagle Point Defensive Income Partners LP

Eagle Point Defensive Income Partners Sub (US) LLC

Eagle Point Defensive Income Partners Sub II US LLC

Eagle Point Enhanced Income Investor Sub (US) LLC

Eagle Point Enhanced Income Investor Sub (Cayman) Ltd.

Eagle Point Enhanced Income Sub I Cayman LLC

Eagle Point Enhanced Income Sub II Cayman LLC

Eagle Point Enhanced Income Trust Sub II Cayman LLC

Eagle Point Enhanced Income Trust Sub II (US) LLC

Eagle Point Enhanced Income Fund LP

Eagle Point Enhanced Income Sub (US) LLC

Eagle Point Enhanced Income Sub II (US) LLC

Eagle Point SRT Co-Invest I LP

EP CLO Opportunities Fund I LP

FVEP, LLC
Prism I US LLC

Schedule B

Below is the Existing Proprietary Account.

•	EPCM Holdings LLC

Exhibit A

Verification

The undersigned states that they have duly executed the attached Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated February 3, 2025 for and on behalf of the Applicants, as the case may be, that they hold the office with each such entity as indicated below, and that all actions by stockholders, officers, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further states that they are familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of their knowledge, information, and belief.

EAGLE POINT CREDIT COMPANY INC.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT INCOME COMPANY INC.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT INSTITUTIONAL INCOME FUND

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME TRUST

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CREDIT COMPANY SUB II (US) LLC By: Eagle Point Credit Company Inc., its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT COMPANY SUB (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT COMPANY SUB II (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT INCOME COMPANY SUB (US) LLC By: Eagle Point Income Company Inc., its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT INCOME COMPANY SUB II (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EPIIF SUB (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EPIIF SUB II (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT MANAGEMENT LLC By: Eagle Point Parent LLC, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT INCOME MANAGEMENT LLC By: EP Ventures LLC, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CREDIT PARTNERS LP By: Eagle Point Credit GP I LP, its general partner By: Eagle Point Credit GP-GP Ltd., its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT PARTNERS SUB LLC By: Eagle Point Credit GP I LP, its general partner By: Eagle Point Credit GP-GP Ltd., its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT PARTNERS SUB (US) LLC By: Eagle Point Credit Partners LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT PARTNERS SUB III LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CREDIT PARTNERS SUB IV LTD

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT CLO EQUITY FUND I LLC By: Eagle Point Credit Management LLC, its manager

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CLO EQUITY FUND I SUB LLC By: Eagle Point CLO Equity Fund I LLC, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CLO EQUITY FUND I CAYMAN SUB LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CORE INCOME FUND LP By: Eagle Point CIF GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CORE SUB LLC By: Eagle Point Core Income Fund LP, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT CORE SUB (US) LLC By: Eagle Point Core Income Fund LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME TRUST

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME MANAGEMENT LLC By: EP Defensive Ventures LLC, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND US LP By: Eagle Point DIF GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF DELAWARE I LLC By: Eagle Point Defensive Income Fund US LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND NON-US LP By: Eagle Point DIF GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN I LP By: Eagle Point DIF GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN I SUB (US) LLC By: Eagle Point DIF GP I LLC, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN I SUB II (US) LLC By: EP DIF Cayman I LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN I SUB III (US) LLC By: EP DIF Cayman I LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND II US LP By: Eagle Point DIF GP II LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND III US LP By: Eagle Point DIF GP III LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF DELAWARE II LLC By: Eagle Point Defensive Income Fund II US LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF DELAWARE III LLC By: Eagle Point Defensive Income Fund III US LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND II EP LP By: Eagle Point DIF GP II LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND III EP LP By: Eagle Point DIF GP III LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND II NON-US LP By: Eagle Point DIF GP II LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND III NON-US LP By: Eagle Point DIF GP III LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN II LP By: Eagle Point DIF GP II LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN III LP By: Eagle Point DIF GP III LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF CAYMAN II SUB III (US) LLC By: EP DIF Cayman II LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP DIF US CAYMAN I LTD. By: Eagle Point Defensive Income Fund US LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND II NON-US SUB (US) LLC By: Eagle Point DIF GP II LLC, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND II NON-US SUB II (US) LLC By: EP DIF Cayman II LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME FUND NJ LP By: Eagle Point DIF GP NJ LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME M LP By: Eagle Point DIF GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME M SUB US LLC By: Eagle Point DIF GP I LLC, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME M SUB II (US) LLC By: Eagle Point Defensive Income M LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME M SUB III US LLC By: Eagle Point Defensive Income M LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME PARTNERS LP By: Eagle Point DIP General Partner LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME PARTNERS SUB (US) LLC By: Eagle Point DIP General Partner LLC, its managing member

By:	/s/Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT DEFENSIVE INCOME PARTNERS SUB II US LLC By: Eagle Point DIP General Partner LLC, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME MANAGEMENT LLC By: EP Enhanced Ventures LLC, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME INVESTOR SUB (US) LLC By: Eagle Point Enhanced Income Trust, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME INVESTOR SUB (CAYMAN) LTD.

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME SUB I CAYMAN LLC By: Eagle Point Enhanced Income Fund LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT ENHANCED INCOME SUB II CAYMAN LLC By: Eagle Point Enhanced Income Fund LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT ENHANCED INCOME TRUST SUB II CAYMAN LLC By: Eagle Point Enhanced Income Trust, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT ENHANCED INCOME TRUST SUB II (US) LLC By: Eagle Point Enhanced Income Trust, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Authorized Person

EAGLE POINT ENHANCED INCOME FUND LP By: Eagle Point EIF General Partner LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME SUB (US) LLC By: Eagle Point Enhanced Income Fund LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT ENHANCED INCOME SUB II (US) LLC By: Eagle Point Enhanced Income Fund LP, its sole member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EAGLE POINT SRT CO-INVEST I LP By: EP SRT Co-Invest GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

EP CLO OPPORTUNITIES FUND I LP By: EP CLO GP I LLC, its general partner

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

FVEP, LLC By: Eagle Point Credit Management LLC, its manager

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

PRISM I US LLC By: Eagle Point Credit Management LLC, its managing member

By:	/s/ Kenneth P. Onorio
Name:	Kenneth P. Onorio
Title:	Chief Financial Officer

Exhibit B

Authorizations

RESOLUTIONS OF EACH OF THE BOARDS OF DIRECTORS/TRUSTEES (EACH, A
“BOARD”) OF EAGLE POINT CREDIT COMPANY INC., EAGLE POINT INCOME INC. AND
EAGLE POINT INSTITUTIONAL INCOME FUND (EACH, A “COMPANY”)

RESOLVED, that any one or more of the officers (collectively, the “Authorized Officers” and each, an “Authorized Officer”) of each Company be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of each Company, to cause to be executed, delivered and filed with the U.S. Securities and Exchange Commission (the “SEC”) an application (the “Exemptive Application”) to amend that certain exemptive order issued by the SEC on March 17, 2015 (SEC Rel. No. IC-31507) under Section 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 17d-1 thereunder (the “Order”); and

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of each Company, to cause to be made, executed, delivered and filed with the SEC any amendments to the Exemptive Application and any additional applications for exemptive relief or any amendments to the Order (or any related orders of exemption) as are determined necessary, advisable or appropriate by any such Authorized Officer in order to effectuate the foregoing, such determination to be conclusively evidenced by the taking of any such action; and

RESOLVED, that all acts and things previously done by any Authorized Officer, on or prior to the date hereof, in the name and on behalf of each Company in connection with the foregoing are in all respects authorized, ratified, approved, confirmed and adopted as acts and deeds by and on behalf of each Company; and

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of each Company, to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as any such officer may deem necessary and to identify by such officer’s signature or certificate, or in such form as may be required, the documents and instruments approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any such document, instrument or provision or any addition, deletion or change in any document, instrument or provision.

Adopted August 9, 2023.

RESOLUTIONS OF THE BOARD OF TRUSTEES OF EAGLE POINT ENHANCED INCOME
TRUST (THE “COMPANY”)

RESOLVED, that any one or more of the officers (collectively, the “Authorized Officers” and each, an “Authorized Officer”) of the Company be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to cause to be executed, delivered and filed with the U.S. Securities and Exchange Commission (the “SEC”) an application (the “Exemptive Application”) to amend that certain exemptive order issued by the SEC on March 17, 2015 (SEC Rel. No. IC-31507) under Section 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 17d-1 thereunder (the “Order”); and

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to cause to be made, executed, delivered and filed with the SEC any amendments to the Exemptive Application and any additional applications for exemptive relief or any amendments to the Order (or any related orders of exemption) as are determined necessary, advisable or appropriate by any such Authorized Officer in order to effectuate the foregoing, such determination to be conclusively evidenced by the taking of any such action; and

RESOLVED, that all acts and things previously done by any Authorized Officer, on or prior to the date hereof, in the name and on behalf of the Company in connection with the foregoing are in all respects authorized, ratified, approved, confirmed and adopted as acts and deeds by and on behalf of the Company; and

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as any such officer may deem necessary and to identify by such officer’s signature or certificate, or in such form as may be required, the documents and instruments approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any such document, instrument or provision or any addition, deletion or change in any document, instrument or provision.

Adopted August 9, 2023.

RESOLUTIONS OF THE BOARD OF TRUSTEES OF EAGLE POINT DEFENSIVE INCOME
TRUST (THE “COMPANY”)

RESOLVED, that any one or more of the officers (collectively, the “Authorized Officers” and each, an “Authorized Officer”) of the Company be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be executed, delivered and filed with the SEC an application (the “Exemptive Application”) to amend that certain exemptive order issued by the SEC on March 17, 2015 (SEC Rel. No. IC-31507) under Section 17(d) of the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 17d-1 thereunder (the “Order”); and

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to cause to be made, executed, delivered and filed with the SEC any amendments to the Exemptive Application and any additional applications for exemptive relief or any amendments to the Order (or any related orders of exemption) as are determined necessary, advisable or appropriate by any such Authorized Officer in order to effectuate the foregoing, such determination to be conclusively evidenced by the taking of any such action; and

RESOLVED, that all acts and things previously done by any Authorized Officer, on or prior to the date hereof, in the name and on behalf of the Company in connection with the foregoing are in all respects authorized, ratified, approved, confirmed and adopted as acts and deeds by and on behalf of the Company; and

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to certify and deliver copies of these resolutions to such governmental bodies, agencies, persons, firms or corporations as any such officer may deem necessary and to identify by such officer’s signature or certificate, or in such form as may be required, the documents and instruments approved herein and to furnish evidence of the approval, by an officer authorized to give such approval, of any such document, instrument or provision or any addition, deletion or change in any document, instrument or provision.

Adopted February 13, 2024.